Exhibit 99.1

 Invisa Open Letter and Interim Progress Report to Shareholders
May 2, 2006

Dear Invisa Shareholder;

Due to the rapid and unprecedented rate of recent developments affecting Invisa’s overall business and growth strategy, we would like to take this opportunity to update our valued shareholders with this Open Letter and Interim Progress Report. This Shareholder letter is intended to: outline and further discuss these recent and very positive developments, which are both internal as well as market driven; highlight our current and future growth strategy; and share with you our business outlook going forward.

We are pleased to report that Invisa is now building impressive momentum and traction in the marketplace for its products, and looks to be poised to capture the lion’s share of a very large market for its flagship InvisaShield™ product line. As many of you who are long term (and loyal) shareholders know first hand, the journey to where we now find ourselves has not been an easy or necessarily direct route, but based on recent events, one that we feel will be well worth the wait for all stakeholders involved with the Company.

In addition to the Company’s forward motion, we have seen a marked and dramatic change to the climate and general attitude of a specific sector of the industry where we are presently concentrating our efforts, that being the parking gate access market. We have been predicting this shift by both manufacturers and operators to a more pro-active safety stance for some time now, and it is particularly gratifying to see this trend as it not only confirms the value of our products, but also it will bring about great changes to a market that has been sorely lacking in both pedestrian and cyclist safety for a very long time. As you will see from the outline of our accomplishments as further reported below, this change in market attitude has served as a significant catalyst for our recent market acceleration, and a trend that we feel will aggressively pull our products through the entire supply chain of all of our near term target markets.

In contrast to late 2004 thru 2005 when the Company embarked on a strategy of attempting to enter multiple markets simultaneously, Invisa has spent the past six months focusing its efforts and marshalling its resources on increasing awareness and building a downstream market channel in a specific industry sector: the parking gate access market. In addition, over the past two quarters, Invisa has adopted a strict and aggressive internal directive to reduce and/or eliminate unnecessary overhead spending and streamline costs across all divisions in an effort to conserve cash and accelerate the Company’s transition to that of a net profitable enterprise. As a result of these internal initiatives, Invisa has been successful in accomplishing a number of meaningful and material milestones, which we have reported to the investor market in a series of recent press releases, and which we have summarized below for your review:

Recent Accomplishments

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Invisa’s OEM Partner Program - In late 2005, Invisa created and initiated its OEM Partner Program initially geared for the access control and parking gate marketplace. The program was instituted to build awareness in the market for Invisa’s state of the art “presence sensing” products while creating a cost effective market channel for manufacturers to efficiently integrate Invisa’s technology into their existing platforms of parking gate access controls. Since initiating the program, a total of six, including several of the major manufacturers, have already signed up and are enthusiastic about the greatly increased measure of safety that will result by incorporating Invisa’s products as original equipment into their controller lines. This initial group, which represents approximately 40% of the overall worldwide parking gate marketplace have both endorsed the Invisa safety product and will be recommending it to their customers and dealers. We are highly confident of moving this penetration rate even higher and believe that these relationships will very soon be translated into significant and robust top line sales growth for Invisa.

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Recent Shift in Market Attitude - In addition, the past six months have ushered in a new attitude by the industry regarding the incorporation and adoption of pro-active measures to increase the safety of moving access gate arms. In the past, the industry has been predominately predisposed to a position of “our products are inherently safe, and the dangers they pose to pedestrians, cyclists and passers-by is not prevalent enough to warrant the added cost associated in making them safer.” We believe this position has been largely a public relations strategy meant to insulate the operator and manufacturer from the liability of personal injury lawsuits and awards resulting from injuries and property damage caused by parking gates. Due to the frequency and high dollar personal injury awards resulting from injuries and deaths, the industry looks to now be abandoning this strategy in favor of embracing new technology which can eliminate accidents from occurring in the first place. We have seen this recent and very material change in attitude first hand by the uptake of our OEM Partner Program, and feel that the situation was really brought to light by an article published in the March 2006 issue of Parking Professional, a leading trade magazine, which exposed the lack of access gate safety while highlighting Invisa’s cost effective solution and products. The article, for the first time to our knowledge, quoted a number of major industry supply side stakeholders publicly acknowledging the risks associated with access control gates. We feel this article serves as a bellwether event in the industry, and is an important indicator that the market is in a state of rapid change, one that will greatly and directly benefit the future of our Company.

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Additional Patents Awarded - Invisa further strengthened its intellectual property portfolio recently with the announcement of an additional Patent issued by the U.S. Patent Office in April of this year. Invisa’s patent position surrounding and supporting its proprietary InvisaShield platform of presence sensing technology is formidable with 3 issued patents, 2 pending patent applications and numerous pending provisional patent applications.

Outlook Going Forward

We believe the culmination of these recent events represents a tremendous market opportunity for Invisa going forward, and as a whole will herald in a new and highly successful chapter in the Company’s continuing growth story. It is also our belief that the industry has reached and has recently passed the critical “tipping point” whereby it is now cheaper to incorporate and adopt on-board safety measures into new as well as existing parking access gates than it will be to go without. We base this premise on the enormous historical litigation and injury awards paid out to individuals and surviving families of accident victims, as well as the encouraging change in the industry’s approach of creating a safer environment around their access gate products/premises.

It has been said that there is nothing so powerful as an idea that’s time has come, and we feel that Invisa is standing at the doorway, and is now ready to walk through this exciting threshold. Just as air bags are now nearly ubiquitous in the auto industry, we see a time in the not too distant future that InvisaShield will become the de facto standard to addressing and answering safety in the access gate marketplace. With an estimated 1 million gates in service around the world and an additional 60,000 gates installed each year, this initial market represents an enormous revenue opportunity which should put Invisa on very solid footing financially and move the company squarely into profitability.

Invisa’s business strategy from this point is both straightforward and we believe highly achievable based on our recent accomplishments and the general industry climate for our products:

1.	Continue to develop relationships with a growing number of manufacturers.
2.	Build on these relationships to cost-effectively penetrate the access control parking market to increase sales and revenue.
3.	Coordinate our sales and marketing with the manufacturers and their dealers to drive sales and accelerate the changes in this market.
4.	Build on our successes in the access control parking market by continuing to prepare for Invisa’s expansion into the enormous commercial overhead door and residential garage door markets.

We are committed to making Invisa a successful, sustainable and growing Company, and want to thank you for your continued support and for being one of our valued shareholders.

We will continue to keep you apprised of Invisa’s progress and accomplishments.

Sincerely,

Invisa Management Team

Forward-Looking Statements

Statements in this letter to Shareholders that are not strictly historical in nature constitute "forward-looking statements." Such statement include, but are not limited to, statements about market development, plans to change de facto and/or legal safety standards, product acceptance, product development and any other statements relating to Invisa’s products, product candidates, and product development or sales programs. Such statement may include, without limitation, statements with respect to the Company's plans, objectives, expectations and intentions and other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Invisa’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of Invisa’s OEM Program, efforts with UL, sales programs and product development programs; difficulties or delays in introducing product candidates; competition from others; and the additional risks discussed in Invisa’s filings with the Securities and Exchange Commission. All forward looking statements are qualified in their entirety by this cautionary statement, and Invisa undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.